SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	January 9, 2006
Strategic Hotel Capital, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)
77 West Wacker Drive, Suite 4600, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)
(312) 658-5000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 9, 2006, SHC del Coronado, L.L.C. (“SHC del Coronado”), SHC del GP, LLC (“SHC GP”) and SHC del LP, LLC (“SHC LP”), each a wholly-owned subsidiary of Strategic Hotel Funding, L.L.C. (“SHC Funding”), the operating company of Strategic Hotel Capital, Inc. (the “Company”), closed the previously announced acquisition of a 45% joint venture ownership interest in SHC KSL Partners, LP (“SK Partners”), the existing owner of the Hotel del Coronado in San Diego, California, and in HdC North Beach Development, LLLP, the owner of an adjacent parcel under development, for its pro rata share of the hotel property and adjacent parcel with an agreed-upon market value of $745 million. The Company, through SHC del Coronado, SHC GP and SHC LP, paid $68.9 million to fund its investment in the joint venture, which was funded with borrowings under the Company’s $125.0 million revolving credit facility, and the joint venture refinanced the property with $620.5 million of proceeds from the mortgage and mezzanine financings discussed below.

In connection with the acquisition, SHC del Coronado, SHC GP, SHC LP, DCORO Holdings, Inc., KSL DC Newco, LLC and KSL DC Corporation, entered into an Amended and Restated Limited Partnership Agreement of SK Partners (the “Partnership Agreement”). The Partnership Agreement contains standard provisions regarding the allocation of net income and loss to the partners and the distribution of cash to the partners and provides for the management of SK Partners by its general partner, SHC GP. Pursuant to the Partnership Agreement, SHC del Coronado, SHC LP and SHC GP may be obligated to fund additional capital to SK Partners upon the occurrence of certain prescribed operating shortfalls, or in the event it does not, its interest may be diluted.

Also, on January 9, 2006, certain wholly owned indirect subsidiaries of SK Partners (the “Mortgage Borrowers”) entered into a mortgage loan with German American Capital Corporation, as lender. The principal amount of the loan is $260,000,000 and it currently is accruing interest at LIBOR + 2.08% per annum. The loan is secured by, among other things, a mortgage on the Hotel del Coronado.

In addition, on January 9, 2006, certain other wholly owned indirect subsidiaries of SK Partners (the “Mezzanine Borrowers”) entered into a series of six mezzanine loans (including a $20,000,000 revolving credit facility) with German American Capital Corporation, as lender. The principal amount of the loans outstanding is $360,500,000 in the aggregate (including $10,500,000 drawn under the revolving credit facility) and the current weighted average interest rate is LIBOR + 2.08% per annum. The loans are secured by, among other things, a pledge of the equity interest held by the Mezzanine Borrowers in their subsidiaries, which includes the Mortgage Borrowers.

Further, on January 9, 2006, HdC North Beach Development, LLLP, a joint venture among SHC DTRS North Beach del Coronado, LLC, a wholly-owned indirect subsidiary of SHC Funding, SHC del Coronado, DCORO Holdings, Inc., KSL DC Newco, LLC and KSL Recreation Holdings I, LLC, entered into a $59,000,000 construction loan with GMAC Commercial Mortgage Corporation to be used in connection with the construction of the previously announced 78-room beachfront, luxury condominium-hotel development on the North Beach portion of the hotel property (the “North Beach development”). On January 11, 2006, HdC

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North Beach Development, LLLP borrowed approximately $6,500,000 under this facility, which currently is accruing interest at a rate of LIBOR + 2.50% per annum., and used approximately $5,700,000 to repay borrowings under the SK Partners revolving credit facility related to the North Beach development.

In connection with the transaction, SK Partners entered into an asset management agreement with a wholly-owned subsidiary of SHC Funding; the lessee of the hotel entered into a hotel management agreement with KSL HdC Management Co., LLC; and HdC North Beach Development, LLLP entered into a development management agreement with KSL DC Development Management, LLC.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 10, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTEL CAPITAL, INC.

January 13, 2006	By:	/s/ Monte J. Huber
Name:	Monte J. Huber
Title:	Vice President, Controller & Treasurer

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